Exhibit 99.2

Transcript: 2Q 2023 Earnings Call

August 15, 2023

Operator

Welcome to the second quarter 2023 Phoenix Motors Inc. earnings conference call. My name is Briana and I'll be your operator for today's call. As a reminder, this call is being recorded and all participants are in a listen-only mode.

It is now my pleasure to introduce Mark Hastings, Senior Vice President of Corporate Development and Strategy and Head of Investor Relations.

Mark Hastings, SVP & Head of IR, Phoenix Motorcars

Thank you, Brianna, and welcome everyone to our second quarter 2023 earnings call.

I will be joined for Q&A session after the call by Denton Peng, our Chief Executive Officer.

For those who are new to our story, Phoenix Motorcars is headquartered in Anaheim, California. Our goal is to be a leader in sustainable and zero-emission medium-duty transportation, with a range of products available to our customers, including shuttle and transit buses, school buses, delivery vans and work trucks.

We market our medium duty vehicles through our brand, Phoenix Motorcars. In addition, we offer a full range of EV chargers and electric forklifts, as well as telematics solutions for fleets, EV infrastructure solutions and electric vehicle maintenance and service programs.

We also are currently developing a light-duty commercial vehicle line which will offer pickup trucks, delivery vans and SUVs, which will be marketed under our EdisonFuture brand.

We are not a pre-revenue company, like many others in our sector. We were founded in 2003, delivered our first trucks nearly a decade ago and our vehicles have logged more than 4 million zero-emission miles on the road. As a result, we have a stable and loyal customer base, and we offer our customers vehicles, charging and telematics solutions and complete vehicle maintenance and service support.

For those of you who do not know CEO Denton Peng yet, he has a long history of more than 20 years in the renewable and clean energy and transportation space. He was a pioneer in the solar business and has founded and led several NYSE and NASDAQ-listed public companies. We will hear from Denton later.

I would first like to say a few words about the progress we have made with our Gen 4 vehicles and other exciting company developments. Next, I will spend a couple of minutes discussing our second quarter financial results and then will wrap up by providing a high-level overview of our strategic plans.

The Phoenix team has been working diligently to bring Gen 4 to market efficiently, cost effectively and quickly, with start of production expected to be achieved this year. Furthermore, we expect Gen 4 production to ramp fairly quickly to 20-25 units per month in the first half of next year.

We continue to expect Gen 4 to be transformative for Phoenix. Gen 4 will benefit from our “asset light” business model, which allows for lower costs and shorter production times than we have ever had before. We have designed a standardized production process, which will enable us to ramp production quickly and reduce production hours. In addition, Gen 4 will serve as the bridge to Gen 5, which will include our own purpose-built chassis. Once Gen 5 is in production, we will have achieved chassis independence, at a far lower cost per chassis than we are currently paying and with greater design flexibility.

We are also growing our Retrofit Solutions business, which enables our customers to take existing internal combustion engine vehicles off the road and retrofit them with clean-burning, zero-emission drive systems, lowering the customers’ carbon footprint and saving them thousands of dollars per vehicle per year in operating expenses.

We look forward to providing more detailed information regarding our progress in the coming quarters for not only our Gen 4 and Gen 5 vehicles, but also our Retrofit Solutions business and the many other exciting opportunities that we are pursuing. Turning to the financials…for the three months ended June 30, 2023, our net revenues were $1.2 million, compared to $1.5 million for the same period in 2022. This represented a decrease of 23%. Results in the quarter benefited from a significant increase in electric vehicle sales which resulted in a revenue increase of nearly 80%. This increase was, however, more than offset by a considerable decline in revenue from the sales of electric forklifts. To provide a little more context to the revenue decrease, I would like to point out that over ½ of our vehicle deliveries in the recent quarter were leases to a large repeat customer…had those leases been classified as vehicle sales, then our total net revenues would have been about one million dollars higher, or $2.2 million, an increase of nearly 50% versus the year-ago period.

Our cost of revenues in the second quarter was $1.2 million, essentially the same as in the second quarter of 2022.

Gross loss in the second quarter of this year was 61 thousand dollars, compared to gross profit of 325 thousand dollars during the year-ago quarter. The decrease was driven by a decline in the gross margin from forklift sales, partially offset by an improvement in the gross margin generated by the sale of electric vehicles.

SG&A expenses in the second quarter were $3.1 million compared with $2.3 million in the year-ago quarter. The increase was mainly due to increases in payroll expenses.

As a result of the all the factors just described, the net loss for the second quarter of 2023 was $(3.2) million, compared to a net loss of $(2.0) million in the prior-year period.

Now, please allow me to recap what we do and highlight some of our strategies to increase shareholder value in the quarters and years ahead.

Our legacy, all-electric, medium duty, commercial vehicle line is marketed under the Phoenix Motorcars brand and includes shuttle and transit buses, school buses, delivery vans and work trucks and box trucks. These are sold as complete vehicles, as well as in electrified kit form for our customers to add their truck body on.

Our customers are sourced from a wide range of industries, with applications such as airport parking, hotels, campuses, municipalities, ports and school districts. We serve over 50 commercial fleet customers, to whom we have deployed over 125 shuttle buses and trucks, with a combined distance traveled of more than 4 million miles.

We are nearing SOP, or Start of Production, for our fourth-generation drive system over the next few months. Gen 4 will see the first application of our asset light business model. We feel that our asset light strategy is a differentiating characteristic for our company.

Our asset light model extends both upstream and downstream in our Gen 4 development. Upstream, we have worked hard to cultivate partnerships and networks of suppliers across the industry and have leveraged their expertise, experience and staffing. These relationships have enabled us to bring this generation, and will also allow us to develop future generations of our vehicles, to market faster, more cost-effectively and with higher quality than we could ever hope to do by building the entire team on our own. As an example, we have been working hard with IAT, arguably the premier EV engineering firm in the world, to bring Gen 4 to market in a matter of months, not years.

Likewise, we are extending our asset light strategy downstream to the production side of the business as well. We are partnering with certain customers as well as with third-party manufacturing and assembly facilities in order to scale our production faster and more capital-efficiently than we could ever hope to accomplish on our own. We will highlight specific partners in the months ahead.

As part of this strategy, we are reconfiguring and streamlining our existing Anaheim manufacturing facility. We will use this plant as a showcase facility and training center, where our third-party manufacturing partners will send their technicians to learn our standardized processes and procedures, to ensure maximum efficiency and quality across our entire production network.

In addition to achieving faster time-to-market and lower development costs as a result of our asset light model, we are also achieving lower production and bill of materials costs compared to our Gen 3 vehicles, by utilizing standardized processes and procedures, better designs for our components and sub-assemblies and a streamlined supply chain process. As an example of our streamlined design architecture, our Gen 3 system had over 450 individual parts and components…with our new Gen 4 vehicles, we have reduced that number to 70. To reiterate, we have gone from 450 to 70, as a result of better front end development and design and a streamlined supply chain for our components and subcomponent assemblies.

As most of you know, two of the major hurdles that we and other similarly positioned EV manufacturers face are: first, security of battery supply; and, second, access to an adequate number of Ford E450 chassis to meet our production and sales pipeline.

On the battery side, we have cleared the first hurdle with our Gen 4 development by securing a supply agreement with CATL, the world’s largest EV battery maker, for the long-term procurement of K-Packs and related products for our Gen 4 vehicles. We are also working on additional battery partnerships as well.

On the chassis side, we recognize that the medium duty EV market is heavily dependent on the supply of Ford chassis, and, as the industry continues to grow, we foresee a supply shortage and are moving quickly to plan for our Gen 5 ground-up design, which we expect to introduce during 2024. This will help us clear the second hurdle as we achieve chassis independence.

The development of our Gen 5 vehicle line, which will follow closely on the heels of SOP for Gen 4 will benefit from the work we have put into the development of Gen 4. The benefits of our asset light business model, our partnerships and supply and production agreements, will transfer directly to Gen 5. In addition, the components and sub-assemblies that we have developed for Gen 4 will be used in Gen 5 as well. For these reasons, we view Gen 4 as the BRIDGE to Gen 5. Our Gen 4 development will be profitable and carry high gross margins on its own, but its true value will be realized as we apply the principles to our Gen 5 ground-up chassis design that will ensure not only security of battery supply, but also chassis independence.

Two other positive features of our Gen 5 vehicles, in addition to battery and chassis supply security, will be even lower costs than Gen 4 and greater design flexibility to meet the needs of our customers. We expect to produce our new chassis for far less than the cost we are currently paying to acquire chassis and we will have the ability to customize our vehicle designs to meet specialized needs, while maintaining standardized processes and procedures, which will increase our ability to accommodate customer requirements and meet the evolving needs of the transforming electric vehicle market.

We look forward to sharing more about our Gen 4 and Gen 5 vehicles in the coming quarters, and to telling you more about our exciting plans for EdisonFuture as well. EdisonFuture will be a light-duty offering with a solar-powered component, marketed for commercial use in the form of pickup trucks, delivery vans and SUVs. The EdisonFuture pickup truck and delivery van debuted at the 2021 LA Auto Show to much fanfare and broad acclaim. We expect to bring EdisonFuture to market sometime during 2025.

Our Retrofit Solutions business is gaining traction and we are fielding inquiries from both existing and new potential customers, as fleet owners scramble to find new innovative ways to modernize and lower the carbon footprints of their fleets. Our solutions offer a lower cost and quicker way for these operators to achieve their goals.

At our core, Phoenix is an engineering-focused company with patented technologies that address the market’s need for the next generation of zero-emission vehicles. We have constructed our company to be flexible and asset light. We have talked a lot about our asset light model, which makes sense as it is central to everything we do and something which sets us apart from other EV manufacturers.

We have an exciting road ahead, with the launches of Gen 4 this year, Gen 5 next year and EdisonFuture in 2025. We are building a scalable business that endeavors to maximize returns on shareholders capital, while also deploying industry-leading technology. We've put together a management team that's seasoned and established in the EV sector, putting us in an excellent position to execute in the high-growth, zero-emission commercial vehicle sector.

Thank you to everyone who joined the call today, we appreciate your interest in our company and look forward to sharing more about our progress in coming quarters. We now have a few minutes to answer your questions.